Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Batteries, Inc.	Lippert/Heilshorn & Associates, Inc.
Pete Comerford	Jody Burfening
(315) 332-7100	(212) 838-3777
pcomerford@ulbi.com	jburfening@lhai.com
Ultralife to Acquire Stationary Power Services, Inc.
- Company Expands into High-Growth Standby Power Market -
- Company Also to Acquire Affiliate, Reserve Power Systems, Inc. -
Newark, New York — October 31, 2007 — Ultralife Batteries, Inc. (NASDAQ: ULBI) has entered into definitive agreements to acquire all of the outstanding shares of two affiliated companies headquartered in Clearwater, Florida: Stationary Power Services, Inc., an infrastructure power management services company, and Reserve Power Systems, Inc., a provider of lead-acid batteries for standby power systems. The purchase price for both companies, excluding the payment of any contingent purchase price, is anticipated to be approximately $11.3 million. The acquisitions, subject to customary closing conditions, are expected to close by the end of the fourth quarter. Ultralife anticipates that these acquisitions will be accretive in the first quarter of 2008.
Established in 1989, Stationary Power Services is an infrastructure power management services firm specializing in the engineering, installation and preventive maintenance of standby power systems, uninterrupted power supply systems, DC power systems and switchgear/control systems for the telecommunications, aerospace, technology, banking and information services industries. Stationary Power Services is 100% owned by Bill Maher, the company’s founder and president. In 2006, Stationary Power Services generated operating income of $1.3 million on $8.9 million in revenue. Under the terms of the agreement, the purchase price will consist of $6 million in cash, a $4 million non-transferable subordinated convertible note to be held by the seller, and a performance-based equity incentive payable in 100,000 unregistered shares of Ultralife common stock over a period of up to five years. The $4 million convertible note carries a three-year term and is convertible at $15 per share of Ultralife common stock, with a forced conversion feature at $17 per share. Ultralife is working with its banks to finalize the financing.
Reserve Power Systems, established in 2006, supplies lead acid batteries primarily for use by Stationary Power Services in the design and installation of standby power systems. The purchase price for Reserve Power Systems consists of 100,000 unregistered shares of Ultralife common stock, currently valued at approximately $1.3 million, to be issued upon closing, and a performance-based earn-out through 2010 payable in cash. Reserve Power Systems is 50% owned by Bill Maher and 50% owned by Ed Bellamy, Stationary Power’s vice president of sales and marketing.
“Acquiring Stationary Power Services will further our transformation from a battery company to a value-added power solutions, accessories and engineering services company serving a broad spectrum of government/defense and commercial markets. The global standby power market is experiencing enormous growth arising in large part from extensive investment in telecommunications, utility and transportation infrastructure especially in emerging markets that require reliable back-up power systems,” said John D. Kavazanjian, Ultralife’s president and chief executive officer.
“Entering this market as an installer with proven standby power systems, strong customer relationships and established distribution channels will give us an immediate, differentiated competitive position in this highly attractive market. It will also expand our addressable market for rechargeable power solutions; complement the development project we have been working on for a telecommunications OEM; leverage our SmartCircuit™ technology; and place us in an excellent position to exploit the growing interest in eventually replacing lead acid batteries with lithium battery solutions in some standby power applications.”
- Continued -

Kavazanjian concluded, “As the founder and president of Stationary Power Services, Bill Maher has created a highly respected and profitable company, and we are pleased that he plans to stay with the company. Stationary Power Services will continue operating from its Florida facility under the leadership of Philip Meek, currently Ultralife’s vice president of manufacturing who will move to become Stationary Power’s chief operating officer. Bill Maher will become vice president of sales and marketing and Ed Bellamy will become vice president of engineering, each reporting to Phil. By combining the engineering expertise of Stationary Power Services and Ultralife, we are creating a dominant force to compete at the forefront of the rapidly expanding standby power market.”
Bill Maher, founder of Stationary Power Services, said, “We have been providing mission critical standby power solutions to a broad range of customers and applications for many years, and offer a comprehensive product portfolio, professional engineering assistance and highly skilled, factory certified technicians and installers. We are delighted to join Ultralife and to play a major role in executing the company’s strategy to further diversify its product and service offerings and expand its geographic footprint.”
About Ultralife Batteries, Inc.
Ultralife is a global provider of high-energy power solutions, communications accessories, and engineering and technical services for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics.
Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems, communications accessories and technical services. Defense, commercial and retail customers include: General Dynamics, Raytheon, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe’s, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
Ultralife’s headquarters, principal manufacturing and research facilities, and its McDowell Research operating unit are in Newark, New York, near Rochester. Ultralife’s other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; Innovative Solutions Consulting in Hollywood, Maryland; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
Ultralife® and McDowell Research® are registered trademarks of Ultralife Batteries, Inc.
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